NEWS BULLETIN FROM:	RE:	5451 Avenida Encinas, Suite A Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI
FOR FURTHER INFORMATION
AT VISTA MEDICAL TECHNOLOGIES: John R. Lyon President jlyon@vistamt.com (760) 603-9120		AT FRB|WEBER SHANDWICK: Tony Rossi Investor and Media Contact trossi@webershandwick.com (310) 407-6563

FOR IMMEDIATE RELEASE

April 29, 2003

VISTA MEDICAL REPORTS FIRST QUARTER RESULTS

CARLSBAD, CA, April 29, 2003 — Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003, revenues were $2,850,000, compared with revenues of $2,673,000 for the first quarter of 2002, an increase of 7%.  The Company reported a net loss for the quarter of $46,000, or $0.01 per basic and diluted share, versus a net loss of $376,000, or $0.08 per basic and diluted share, for the corresponding quarter of 2002.

The Company also announced that Scott R. Pancoast has been elected to the Board of Directors, replacing Nicholas B. Binkley, who has resigned.  Mr. Pancoast has been Executive Vice President of Western States Investment Group, a privately owned investment firm, since 1994.  He is also a Principal of Vectra LLC which led the recent preferred stock financing in the Company.  Mr. Pancoast holds a BA from the University of Virginia and a MBA from Harvard Business School.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said, “We continue to make progress towards profitability and have now reduced our net loss in four consecutive quarters.  We are focused on positioning our two business units for further growth in their respective market sectors.  As previously reported we have retained Adams, Harkness and Hill to provide us with banking and financial services advice, specifically in relation to the future of our Visualization Technology business.  While that process is ongoing, we are also working to extend the range of products and services our Obesity Surgery Management Services business offers to physicians and hospitals operating surgical weight management programs.”  Mr. Lyon continued, “I would also like to welcome

Mr. Pancoast to the Board of Directors and to express our thanks to Nicholas Binkley for his service on the Board since 1995.”

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Conference Call and Webcast

Vista Medical will host a conference call with simultaneous webcast today at 11:00 a.m. Eastern/8:00 a.m. Pacific.  The conference call will feature John R. Lyon, President and Chief Executive Officer, and other senior officers, in a discussion of first quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.vistamt.com.  A replay will be available until May 6, at 888-266-2086, passcode 6486961.

To be added to Vista’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@webershandwick.com or via phone at 310-407-6563.

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units.  The Obesity Surgery Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity.  Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, we offer systems and consulting services which enable the efficient operation of obesity surgery programs.  The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures.  Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.  The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.  Vista Medical Technologies is traded on the  Nasdaq SmallCap Market under the stock symbol VMTI.  The Company’s Internet Website is www.vistamt.com.  Information on the Company’s nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of the Company.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional capital to fund its operations and execute its business plan, development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Sales	$2,849,585	$2,672,910
Cost and expenses:
Cost of sales	1,575,178	1,363,141
Research and development	257,160	424,225
Sales and marketing	548,757	723,433
General and administrative	516,314	543,436
Total cost and expenses	2,897,409	3,054,235

Loss from operations	(47,824)	(381,325)

Interest income	2,083	5,250

Net loss	$(45,741)	$(376,075)

Basic and diluted loss per share	$(0.01)	$(0.08)

Shares used in computing basic and diluted loss per share	5,001,749	4,915,540

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 VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	March 31, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents andavailable-for-sale securities	$1,729,072	$829,372

Total current assets	4,572,412	4,101,666

Property and equipment, net	72,042	77,431

Total assets	4,646,808	4,182,158

Total current liabilities	1,649,353	2,101,201

Total stockholder’s equity	$2,997,455	$2,080,957

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